Exhibit 99.6

Consent of Goldman Sachs & Co. LLC

March 27, 2018

Board of Directors

McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Re:	Amendment No. 3 to the Registration Statement on Form S-4 of McDermott International, Inc. and Comet I B.V., filed March 27, 2018 (the “Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated December 18, 2017 (“Opinion Letter”), with respect to the fairness from a financial point of view of the 2.47221, or, if the McDermott Reverse Stock Split (as defined in the Business Combination Agreement, dated as of December 18, 2017 (the “Combination Agreement”), by and among the McDermott International, Inc. (the “Company”), McDermott Technology, B.V. (“Acquisition Sub”), Chicago Bridge & Iron Company N.V. (“CB&I”) and the other parties listed therein) has occurred before the Effective Time (as defined in the Combination Agreement), 0.82407, shares of common stock of the Company to be paid by Acquisition Sub for each share of common stock of CB&I pursuant to the Combination Agreement.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Financial Advisors to McDermott,” “The Combination—McDermott’s Reasons for the Combination; Recommendation of the McDermott Board” and “The Combination—Opinions of McDermott’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)